Exhibit 4.20
Execution Copy — March 12, 2010
English Translation
INVESTMENT AGREEMENT
March 12, 2010

This Investment Agreement (“This Agreement”) is made on March 12, 2010:
BY and AMONG:
Noah Educational Technology (Shenzhen) Co., Ltd. (“Noah”)
Registered Address: B1002, Tian’an Cyber Park Building, Chegong Temple, Futian District, Shenzhen
Du Qicai with ID card number:
Address:
He Yuzhang with ID card number:
Address:
Liang Xing with ID card number:
Address:
Yin Ming with ID card number:
Address:
Du Qicai, He Yuzhang, Liang Xing and Yin Ming are collectively referred to as the “Original Shareholders”.
Shenzhen Wentai Education Industry Development Co., Ltd. (“Wentai Education”)
Registered Address: Unit 40, 4th Floor, Block A, Fortune Plaza, Shennan Middle Road, Shenzhen
Xu Dong with ID card number:
Address:
WHEREAS:
1.	Noah is a limited liability company established on March 29, 2006 under the Company Law of the People’s Republic of China and the relevant laws and regulations, with a registered capital of US$33 million. Noah intends to cooperate with the Original Shareholders to accept the transfer of certain equity interest of Wentai Education from a party designated by the Original Shareholders (the “Designated Party”) and to increase the capital of Wentai Education pursuant to the terms and conditions of this Agreement and all exhibits hereto.

2.	Du Qicai, He Yuzhang, Liang Xing and Yin Ming, who are the Original Shareholders of Wentai Education, own 54.82%, 20.14%, 20.04% and 5% of its equity interest, respectively. The Original Shareholders intend to first transfer 40% of their equity interest in Wentai Education to the Designated Party, who will then transfer such 40% equity interest of Wentai Education to Noah pursuant to the terms and conditions of this Agreement and all exhibits hereto. Upon completion of the above equity transfer, Noah will increase the capital of Wentai Education and operate it jointly with the Original Shareholders pursuant to the terms and conditions of this Agreement and all exhibits hereto.

3.	Du Qicai intends to cooperate with Xu Dong to borrow a loan from Wentai Education for the investment in and establishment of “Shenzhen Wentai Investment Co., Ltd.” (“Wentai Investment”) and the acquisition of all 67% equity interest held by Wentai Education, Du Qicai, He Yuzhang and Liang Xing in Zhongda Foundation in the name of Wentai Investment pursuant to the terms and conditions of this Agreement and all exhibits hereto.

4.	Wentai Education is a limited liability company established on February 28, 2001 under the Company Law of the People’s Republic of China and the relevant laws and regulations, with an existing registered capital of Thirty Million Renminbi (RMB30,000,000). Wentai Education intends to provide any service relating to educational industry to its schools, as well as all schools invested and established by Wentai Investment and Zhongda Foundation, and to obtain any return generated therefrom accordingly.

5.	Guangzhou Zhongda Foundation Education Investment and Management Co., Ltd. (“Zhongda Foundation”) is a limited liability company established on April 7, 2008 under the Company Law of the People’s Republic of China and the relevant laws and regulations, with a registered capital of Forty Million Renminbi (RMB40,000,000). Currently, Zhongda Foundation is owned as to 33%, 33%, 19%, 7.5% and 7.5% by Guangzhou Zhongda Holdings Co., Ltd., Wentai Education, Du Qicai, He Yuzhang and Liang Xing, respectively. Wentai Education, Du Qicai, He Yuzhang and Liang Xing intend to transfer all of their 67% equity interest in Zhongda Foundation to Wentai Investment.

6.	Through strategic investment and cooperation, and by combining Noah’s competitive edge in brand name, capital, content and national marketing channels with the resources of local educational services owned by the Original Shareholders and their strength of school management, the parties hereto intend to speed up the rapid development of Wentai Education with an ultimate aim of seeking for the listing of Wentai Education.
NOW, THEREFORE, the parties hereto have, after friendly consultation, reached the following agreement in respect of the above matters based on the principles of equality and mutual benefits, and in accordance with the Company Law, the Regulations for the Administration of Companies Registration of the People’s Republic of China and other relevant laws and regulations of the People’s Republic of China.
ARTICLE 1 FORM OF INVESTMENT
1.1 Equity Transfer and Capital Increase
For the purpose of this Agreement, the Original Shareholders intend to transfer their 40% equity interest in Wentai Education to the Designated Party at a price not less than the original cost of their capital contributions after the execution of this Agreement. Following the equity transfer, the Designated Party will own 40% equity interest of Wentai Education, whereas the Original Shareholders will in aggregate own 60% of its equity interest (of which 32.892%, 12.084%, 12.024% and 3% will be owned by Du Qicai, He Yuzhang, Liang Xing and Yin Ming, respectively). The Original Shareholders shall procure the Designated Party to assist them in performing all of their obligations hereunder, and shall be jointly and severally liable for all obligations of the Designated Party hereunder.

Noah agrees to accept the transfer of 40% equity interest of Wentai Education from the Designated Party at a price of RMB36 million (the “Equity Transfer Price”) pursuant to the requirements of this Agreement and the related exhibits hereto.
Simultaneously with the acceptance by Noah of the transfer of 40% equity interest of Wentai Education from the Designated Party as mentioned above, Noah agrees to subscribe the increased portion of equity interest of Wentai Education at a price of RMB90 million (the “Capital Increase Amount”) pursuant to the requirements of this Agreement and the related exhibits hereto. Of the Capital Increase Amount, RMB30 million will be used as the increased registered capital of Wentai Education and RMB60 million will be used as its increased capital reserve.
Following the completion of equity transfer and capital increase (the “Equity Transfer and Capital Increase”) as described in this Article 1.1, Wentai Education will have a registered capital of RMB60 million, and the capital contributions made by all shareholders towards the registered capital of Wentai Education and their respective equity ratios are as follows:

			After the Completion of Change	Capital Contributions
		Prior to the	of Registration in Respect of the	Ultimately Subscribed by
	Current	Equity Transfer	Equity Transfer and Capital	the Parties towards the
	Equity	and Capital	Increase with the Administration	Registered Capital
Shareholder	Ratio	Increase	for Industry and Commerce	(RMB/Ten Thousand)
Noah	0%	0%	70%	4,200
Designated Party	0%	40%	0%	0
Du Qicai	54.82%	32.892%	16.446%	986.76
He Yuzhang	20.14%	12.084%	6.042%	362.52
Liang Xing	20.04%	12.024%	6.012%	360.72
Yin Ming	5%	3%	1.500%	90

Total	100%	100%	100%	6,000

1.2 Upon execution of this Agreement, Wentai Education agrees to extend interest-free loans of RMB21 million and RMB9 million to Xu Dong and Du Qicai, respectively, with a term of 20 years each, in accordance with the Loan Agreement (the “Loan Agreement”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto. Xu Dong and Du Qicai will contribute all the loan amounts as registered capital for the establishment of Wentai Investment in accordance with the Articles of Association of Wentai Investment (“Wentai Investment’s Articles”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto. Xu Dong and Du Qicai will also pledge their equity interest of Wentai Investment to Wentai Education in accordance with the Equity Pledge Agreement (the “Equity Pledge Agreement”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto.
1.3 Following the establishment of Wentai Investment, Xu Dong and Du Qicai shall procure Wentai Investment to acquire the combined 67% equity interest of Zhongda Foundation from Wentai Education, Du Qicai, He Yuzhang and Liangxing, and to pledge such equity interest to Wentai Education pursuant to the Equity Pledge Agreement.
1.4 Following the completion of the matters as described in Articles 1.2 and 1.3 above, the Original Shareholders, Wentai Education and Wentai Investment will procure all schools or educational institutions invested and to be invested by them and Zhongda Foundation, as well as Wentai Investment to enter into the Service Agreement (the “Service Agreement”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto with Wentai Education, and Wentai Education will obtain return by providing services to the above schools or educational institutions.
ARTICLE 2 PAYMENT OF THE CAPITAL INCREASE AMOUNT AND EQUITY TRANSFER PRICE
2.1 The Designated Party, Noah and Wentai Education agree that they will, simultaneously with the execution of this Agreement, enter into the Equity Transfer and Capital Increase Agreement (the “Equity Transfer and Capital Increase Agreement”), the content of which is the same as set forth in Exhibit 1 — Documents Submitted by Wentai Education for Approval attached hereto, in respect of the Equity Transfer and Capital Increase hereunder pursuant to this Agreement, as well as the Articles of Association of Wentai Education (“Wentai Education’s Articles”), and subject to the satisfaction or waiver by Noah of all conditions precedent for the Equity Transfer and Capital Increase as stipulated in Article 3 hereof, the completion of the Equity Transfer and Capital Increase hereunder shall take place in Shenzhen on the third business day from the date on which all conditions precedent are satisfied or waived by Noah (the “Completion Date for the Equity Transfer and Capital Increase”, which will be scheduled on June 1, 2010, subject to the actual date of completion). If the Equity Transfer and Capital Increase are required by the local department in charge of industrial and commercial administration to be dealt with separately, the parties shall proactively coordinate with each other pursuant to this Agreement to proceed the Equity Transfer first and then the Capital Increase. The Designated Party, Noah and Wentai Education will entrust a personnel jointly authorized by the parties to bring along with him/her the Documents Submitted by Wentai Education for Approval as mentioned in Exhibit 1 hereto, as well as any other necessary documents submitted for approval to complete all formalities in relation to approval and filing registration that are necessary for the Capital Increase and Equity Transfer with the competent department in charge of industrial and commercial administration on the Completion Date for the Equity Transfer and Capital Increase. The parties hereto agree that they will make their best effort, including without limitation, the execution of all necessary legal documents as required by the department in charge of industrial and commercial administration from time to time, to cause the formalities in relation to approval and filing registration that are necessary for the Equity Transfer and Capital Increase to be completed as soon as possible.

2.2 The Original Shareholders, Designated Party and Wentai Education shall provide Noah with the original of the following documents or any copies thereof recognized by Noah to be consistent with the originals (as the case may be) prior to the Completion Date for the Equity Transfer and Capital Increase:
(1)	save for the relevant documents that shall be solely issued by Noah, any other documentation as required by Article 3 hereof showing that all conditions precedent for the Equity Transfer and Capital Increase should have been satisfied; or

(2)	the written payment notice issued by Wentai Education to Noah with respect to the Capital Increase, setting out clearly the amount of the Capital Increase Amount payable, its payment date and the specific information of a special account designated for registered capital and capital reserve; and the written payment notice issued by the Designated Party to Noah with respect to the payment of the Equity Transfer Price, setting out clearly the specific information of an account designated for payment.
2.3 Noah shall, within 10 business days after the Completion Date for the Equity Transfer and Capital Increase, credit all of its Capital Increase Amount as mentioned in Article 1.1 hereof to a special account designated for registered capital and capital reserve and also send the evidence in connection therewith by fax to Wentai Education. Subsequent to the Completion Date for the Equity Transfer and Capital Increase as stipulated in Article 6 hereof, Noah shall, within 10 business days after the conditions precedent for the Equity Transfer are satisfied, pay the first installment of the Equity Transfer Price as stated in Article 1.1 hereof (RMB26 million) to the payment account designated by the Designated Party and also send the evidence in connection therewith to the Designated Party. After an adjustment is made pursuant to the valuation adjustment clause in Article 2.4 hereof, Noah shall, within 10 business days after the publication of the financial statements of Wentai Education for the financial year of 2011, pay the second installment of the Equity Transfer Price (RMB10 million) to the payment account designated by the Designated Party and also send the evidence in connection therewith to the Designated Party.
2.4 The parties agree that the Equity Transfer Price of RMB36 million required to be paid by Noah to the Designated Party pursuant to this Agreement and its exhibits will be settled in two installments: the first installment of RMB26 million will be paid by Noah to the Designated Party within 10 business days after the Completion Date for the Equity Transfer and Capital Increase, and the second installment of RMB10 million will be adjusted in the following manner, subject to the profits before taxation of Wentai Education for 12 months during the period from July 1, 2010 and June 30, 2011 (the “Valuation Adjustment Period”): the Original Shareholders expect the profits before taxation of Wentai Education during the Valuation Adjustment Period to be RMB17 million (the “Expected Valuation Adjustment Value”). If, during the Valuation Adjustment Period, the actual profits before taxation of Wentai Education (the “Actual Valuation Adjustment Value”, which will be calculated under the PRC GAAP and must be audited and confirmed by an accounting firm with the qualification to conduct an audit for listed companies as designated by Noah) is lower than the Expected

Valuation Adjustment Value, the amount of the second installment of the Equity Transfer Price shall be adjusted according to the following formula: Second Installment of the Equity Transfer Price = RMB10 million — [(Expected Valuation Adjustment Value — Actual Valuation Adjustment Value) x 2]; if the Actual Valuation Adjustment Value equals to or is greater than the Expected Valuation Adjustment Value, the second installment of the Equity Transfer Price (RMB10 million) shall be paid in full to the Designated Party within 10 business days after the release of the financial statements of Wentai Education for the financial year of 2011 and the repayment by Du Qicai of a loan from Noah under Article 4.13 hereof, totalling RMB10 million. Otherwise, the second installment of the Equity Transfer Price will be paid to the Designated Party after the adjustment pursuant to this Article.
2.5 Wentai Education shall, within three business days after Noah credits the Capital Increase Amount to the designated capital increase account, engage a PRC accounting firm with appropriate qualification to verify its capital and issue a capital verification report in respect thereof, and shall, within five business days after the issue of the capital verification report, complete any formalities in relation to the change of registration after the Capital Increase with the department in charge of industrial and commercial administration.
2.6 On the completion date of change of registration with the department in charge of industrial and commercial administration after the payment of the first installment of the Equity Transfer Price and all Capital Increase Amount (the “Completion Date for Change of Registration”), Wentai Education shall issue a certificate of capital contribution to Noah. The certificate of capital contribution shall set out the following: the name of the company, its registered capital, name of its shareholders, amount of capital contribution subscribed, equity ratio of its shareholders, payment date of capital contribution and issuing date of the certificate of capital contribution. A certificate of capital contribution shall be signed by the chairman of Wentai Education and affixed with its company chop. Wentai Education shall register its shareholders into and keep a register of members. Such register of members shall be signed by all shareholders and affixed with the company chop, and shall be kept by the board of directors. A copy of the register shall also be provided to Noah. Although the Equity Transfer Price is to be paid by installments, Noah shall own 70% equity interest of Wentai Education immediately after the Completion Date for Change of Registration. The certificate of capital contribution to be issued by Wentai Education to Noah shall state that Wentai Education has a registered capital of RMB60 million, of which Noah contributes RMB42,000,000, representing 70% of the registered capital of Wentai Education; Du Qicai contributes RMB9,867,600, representing 16.446% of its registered capital; He Yuzhang contributes RMB3,625,200, representing 6.042% of its registered capital; Liang Xing contributes RMB3,607,200, representing 6.012% of its registered capital; Yin Ming contributes RMB900,000, representing 1.5% of its registered capital.

ARTICLE 3 CONDITIONS PRECEDENT FOR THE EQUITY TRANSFER AND CAPITAL INCREASE
3.1 Unless waived by Noah in writing, the performance by Noah of its obligation to pay the first installment of the Equity Transfer Price and the Capital Increase Amount is subject to the fulfillment of the conditions precedent for completion as listed below:
(1)	there should be no law or regulation, nor judgment, ruling, decision or order of any court or the relevant government departments that restricts, prohibits or rescinds the Capital Increase or equity transfer of Wentai Education; nor should there be any litigation, arbitration, judgment, ruling, decision or order that is pending or reasonably expected to be likely to occur, which has or would have an adverse effect on the Original Shareholders, Noah or Wentai Education, or the Equity Transfer and Capital Increase of Wentai Education;

(2)	the existing shareholders of Wentai Education should give their approval and waive their pre-emptive right;

(3)	the Original Shareholders, Designated Party and Wentai Education should successfully complete the execution of this Agreement, the Equity Transfer and Capital Increase Agreement and Wentai Education’s Articles as listed in Exhibit 1, and any other document required to be signed for the Equity Transfer and Capital Increase;

(4)	the Original Shareholders, Designated Party and Wentai Education should have completed all matters relating to reorganization as specified in Exhibit 4 — Reorganization that are required to be completed prior to the Completion Date for the Equity Transfer and Capital Increase;

(5)	the Original Shareholders, Designated Party, Wentai Education and the related parties should have entered into all agreements pursuant to the Reorganization Agreements listed in Exhibit 3. If any part of the Reorganization Agreements is required to be amended or revised, a written approval shall be obtained from Noah;

(6)	the Original Shareholders, Designated Party and Wentai Education should have provided Noah with a business plan and financial budget for the 12 months after the completion, and shall have obtained an approval from Noah;

(7)	Noah should have completed the due diligence on the business, legal and financial affairs of Wentai Education, which is to the satisfaction of Noah;

(8)	the substantial debts and liabilities of Wentai Education listed below should have been properly dealt with:
1)	Wentai Education shall repay all of its external debts, employees’ salaries and bonus payable and other payables, etc. with the rights and benefits available to it prior to December 31, 2009;

2)	associated liabilities (for example, liabilities between Zhongda Foundation and Wentai Education and its educational institutions) can be set off against each other;

3)	income to be received by Wentai Education in advance (including tuition fees and accommodation expenses) shall be reserved in the form of cash of the company;
4)	the remaining cash amount of profits of Wentai Education prior to 2009 has been distributed. From January 1, 2010, Wentai Education shall keep its profits.

(9)	Wentai Education should have entered into the Labor Contract, Non-Competition Agreement and Enterprise Confidentiality Contract, the contents of which are the same as those listed in Exhibit 6, and any similar agreement as recognized by Noah with the key personnel of the Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions (as defined below) listed in Exhibit 2, and such key personnel should have issued to Wentai Education a letter of undertaking, which shall include the following undertakings: i) unless his/her resignation has been approved by Noah or a separate arrangement is made by Noah, he/she shall seek profits for Wentai Education in the coming three years; ii) unless with the written approval of Wentai Education, he/she shall not engage in any business that is in competition with Wentai Education within 2 years after his/her departure;

(10)	from the date of this Agreement (including the execution date) to the Completion Date for the Equity Transfer and Capital Increase, all representations and warranties made by the Original Shareholders, Designated Party and Wentai Education in Exhibit 5 should continue to be true, complete and accurate, and they should perform the representations and warranties stipulated in Exhibit 5, and should not act in breach of Exhibit 5;

(11)	from the date of this Agreement (including the execution date) to the Completion Date of the Equity Transfer and Capital Increase, there should be or should have been no event, fact, condition, change or other circumstance which has had or is reasonably expected to be likely to have a material adverse effect on Wentai Education;

(12)	from the date of this Agreement (including the execution date) to the Completion Date of the Equity Transfer and Capital Increase, there should have been no material adverse change in the assets structure and condition of Wentai Education;

(13)	prior to the Completion Date for the Equity Transfer and Capital Increase (including the Completion Date for the Equity Transfer and Capital Increase), the Original Shareholders, Designated Party and Wentai Education should have fully performed and complied with the conditions, obligations and undertakings that shall become effective prior to or on the Completion Date for the Equity Transfer and Capital Increase as stipulated herein, respectively.
ARTICLE 4 MISCELLANEOUS
4.1 After the execution hereof and prior to the Completion Date for the Equity Transfer and Capital Increase, Noah shall have the right to supervise the operation, financial and legal affairs of Wentai Education, Wentai Investment, Zhongda Foundation and the Educational Institutions, including but not limited to inspecting and photocopying the relevant financial and legal information, and requiring the person-in-charge to explain financial and legal issues, etc. The Original Shareholders shall also procure the Designated Party to coordinate with Noah to enable Noah to exercise such supervision right.

4.2 Matters required to be completed after the Completion Date for the Equity Transfer and Capital Increase.
(1)	The Original Shareholders and Wentai Education shall, within 15 business days after the payment by Noah of the Capital Increase Amount, make their best effort to complete the formalities in relation to the change of registration with the department in charge of industrial and commercial administration.

(2)	The Original Shareholders and Wentai Education agree and undertake that they will complete all matters relating to reorganization as stipulated in Exhibit 4 — Reorganization or as approved in writing prior to the Completion Date for the Equity Transfer and Capital Increase that shall be completed within a given period after the Completion Date for the Equity Transfer and Capital Increase in the manner satisfactory to Noah.

(3)	The key financial personnel of Wentai Education and the Educational Institutions shall be the personnel nominated by Noah and employed by Wentai Education and the Educational Institutions, and such financial personnel shall have the right to inspect all financial information and account books of Wentai Education and the Educational Institutions at any time.
4.3 The parties agree that all debts and legal liabilities incurred by Wentai Education, Zhongda Foundation and the Educational Institutions prior to the Completion Date for the Equity Transfer and Capital Increase, or to be incurred in connection with any act taken prior to the Completion Date for the Equity Transfer and Capital Increase shall be borne by the Original Shareholders; all debts or legal liabilities borne by Wentai Education, Zhongda Foundation and the Educational Institutions due to the above act shall be fully reimbursed by the Original Shareholders to the party who undertakes them. If the rights and interests of Noah hereunder are reduced as a result of its undertaking of the above debts or legal liabilities, the Original Shareholders shall be liable for making additional compensation to Noah.
4.4 The Original Shareholders and Wentai Education shall bear all taxes and expenses arising from the transactions contemplated hereunder that shall be borne by them, respectively.
4.5 The parties hereto agree that this Agreement will not be submitted to the competent government department for approval. The Original Shareholders, Wentai Education and Noah agree that unless any particular provision of this Agreement is expressly held by the relevant arbitration authority or PRC court to be a prohibited or restricted provision in violation of laws and non-legally binding, the Original Shareholders, Wentai Education and Noah shall perform all the provisions of this Agreement based on the principle of good faith, and shall not refuse to perform this Agreement or any of its provisions under the pretext that this Agreement has not been approved and therefore is not legally binding. The Original Shareholders, Wentai Education and Noah also agree that they have fully consulted their lawyers, fully understand and agree the nature of this Agreement and enter into this Agreement out of their own accord. Therefore, the Original Shareholders, Wentai Education and Noah shall not, in any event, make an application to any PRC government department on a voluntary basis to request for the confirmation that this Agreement or any of its provisions is not legally binding.

If this Agreement or any of its provisions cannot be performed due to the PRC laws and regulations or the permission of any government department, the Original Shareholders and Wentai Education undertake and agree that:
(1)	such individual provision is not legally binding, and does not affect the legal binding effect of this Agreement as a whole and its other provisions;

(2)	If this Agreement or any particular provision is held by the relevant arbitration authority or court to be non-legally binding, which would as a result have an adverse effect on Noah, the Original Shareholders and Wentai Education shall not deny the economic benefits of Noah under this pretext. They shall adopt any reasonable recommendation put forward by Noah, carry out any other alternative proposal as permitted by laws and confer to Noah the same or equivalent economic benefits and legal rights.
4.6 Noah agrees that it will, within 10 business days after this Agreement becomes effective, extend an interest-free loan of RMB4.2 million to the Original Shareholders with a term of 3 months. Following the Completion Date for the Equity Transfer and Capital Increase, Noah shall have the right to designate in writing that the Original Shareholders shall repay such loan to the Designated Party as part of the first installment of the Equity Transfer Price as stipulated in Article 2.3 hereof.
4.7 Given that Noah’s investors include US investors, Wentai Education will offer necessary assistance in respect of the execution of the relevant agreements in order to assist US investors in complying with the laws of the United States of America.
4.8 Due to the position and development objectives of Wentai Education since its voluntary listing after the reorganization, Noah will proactively offer support to Wentai Education for its business development by developing Wentai Education as an integrated platform for the investment and management of kindergartens (excluding the business of early childhood training) and by developing Wentai Investment as an integrated platform for the development of basic education business; it will carefully deal with the horizontal competition with Wentai Education; Noah will, based on the principle of well-established facts, select the right time to integrate horizontal competition projects already acquired prior to the execution of this Agreement.
4.9 In relation to any horizontal competition projects proposed to invest and acquire after the date hereof, Wentai Education will be first considered as the parent company for making investment and acquisition. So long as Wentai Education does not meet the conditions of acquisition (such as capital requirement, investment subject, opinions of the management of a target company), other parent companies will be considered.
4.10 Noah will proactively offer support and facilitating conditions in such aspects as financing and management during the business expansion of Wentai Education.
4.11 Noah will carefully deal with any connected transactions with Wentai Education, subject to the condition that no interest of the other shareholders of Wentai Education is affected.

4.12 If Wentai Education does not consider listing or is unable to go listing four years after this Agreement becomes effective (i.e. from June 1, 2014), the Original Shareholders shall have the following option prior to December 31, 2014: Noah will acquire all the remaining equity interest of the Original Shareholders in Wentai Education at a price equivalent to 70% of the ratio between the trading price of shares of “Noah” listed in New York Stock Exchange (an average price for 15 trading days) and its P/E ratio (which will be calculated on the basis of diluted earnings per share for the 12 months recently published) or of no less than a P/E ratio of 9 over the profits of Wentai Education for the period to which the acquisition relates (which forms the base of the price of Wentai Education’s equity interest) either in cash or by way of converting such equity interest into publicly listed shares of Noah.
4.13 The parties agree that the dividend policy of Wentai Education after the Capital Increase and completion shall be discussed and determined by a shareholders meeting. For the purpose of its business expansion, Wentai Education will in principle try not to make dividends distribution as much as possible. If, however, there are some shareholders who insist on making dividends distribution, such distribution shall be greater than 10% of the distributable profits for the period to which it relates.
4.14 Noah agrees that after the Completion Date for the Equity Transfer and Capital Increase, it will extend a loan of RMB10 million to Du Qicai with a term of 1 year within 10 business days after he pledges 16.466% equity interest in Wentai Education to Noah. Both parties shall proactively coordinate with each other to sign the loan agreement and equity pledge agreement in relation thereto.
4.15 After the Completion Date for the Equity Transfer and Capital Increase, both parties shall negotiate to improve the organizational structure of Wentai Education for the purposes of maximizing its interest and maintaining the stability of its management team and key employees.
4.16 After the Completion Date for the Equity Transfer and Capital Increase, Wentai Education shall make adjustments to its compensation and welfare treatment with reference to the compensation system of Noah, provided that its original compensation and welfare treatment basically remain intact.
ARTICLE 5 NON-COMPETITION OBLIGATIONS
5.1 After the Completion Date for the Equity Transfer and Capital Increase, the Original Shareholders shall not directly or indirectly engage in any business that is identical, similar to or in competition with the business of Wentai Education, Wentai Investment or Zhongda Foundation (the “Competing Business”), nor shall they directly or indirectly hold any interest in any entity which is engaged in the Competing Business.
5.2 Within 3 years from the Completion Date for the Equity Transfer and Capital Increase, the Original Shareholders shall not operate solely or jointly with others, or directly or indirectly engage in any business that is in competition with the business of Wentai Education, Wentai Investment or Zhongda Foundation (the “Competing Activity”) and any other act that causes harm to the interest of the company, including but not limited to:
(1)	having a controlling interest in, holding equity interest of, or indirectly controlling any company or other organization which is engaged in the Competing Activity;
(2)	being a director, management staff, advisor or employee of any company or other organization which is engaged in the Competing Activity;

(3)	providing loans, customer information or assistance of any other forms to any company or other organization which is engaged in the Competing Activity;

(4)	directly or indirectly obtaining interests from the Competing Activity or any company or other organization that is engaged in the Competing Activity;

(5)	employing in any way any person departing from Wentai Education, Wentai Investment or Zhongda Foundation since the Completion Date for the Equity Transfer and Capital Increase through any individual or organization that is directly or indirectly controlled by them or has an interest relationship with them; and

(6)	seeking in any way to employ any employees retained by Wentai Education, Wentai Investment or Zhongda Foundation at that time.
ARTICLE 6 SUPPLEMENT, AMENDMENT TO, MODIFICATION AND DISCHARGE OF THIS AGREEMENT
6.1 This Agreement shall become effective once it is signed by the parties hereto.
6.2 This Agreement can be amended or modified after a unanimous agreement is reached by the parties hereto through consultation. Any amendment or modification shall be in writing and become effective once it is signed by the parties hereto.
6.3 Discharge. This Agreement can be discharged in the following manner:
(1)	The parties hereto jointly discharge this Agreement and confirm the time of such discharge to take effect by a written agreement;

(2)	A party may notify the other party in writing of the discharge of this Agreement and state the effective date of such discharge in a notice at least 10 business days prior to the effective date of the discharge if any one of the following circumstances occur:
a)	any representation or warranty made by the other party is untrue in all material aspects or there is material omission in it at the time when such representation or warranty is made or on the Completion Date for the Equity Transfer and Capital Increase;

b)	when the other party fails to perform his/her/its agreements, undertakings and obligations hereunder in all material aspects pursuant to this Agreement, the abiding party may notify the defaulting party in writing that such breach shall be rectified within thirty (30) days of the receipt of such notice. If such breach has not been rectified or the defaulting party does not put forward any rectification/compensation proposal that is acceptable to the abiding party (if such proposal is reasonable, the abiding party shall not reject it) within such thirty (30) day period, and the abiding party reasonably believes that such breach may have a significant impact on the financial situation of the company, the abiding party shall be entitled to discharge this Agreement by giving written notice to the defaulting party;

(3)	If the completion of the Equity Transfer and Capital Increase as described in Article 2.1 hereof cannot be made with 90 days after the date hereof, Noah shall be entitled to discharge this Agreement.

(4)	Notwithstanding Article 6.3(3) hereof, if the completion of the Equity Transfer and Capital Increase as described in Article 2.1 hereof cannot be made within 90 days after the date hereof due to the fault of Noah, the Original Shareholders or Wentai Education shall be entitled to discharge this Agreement.
6.4 Effectiveness of Discharge.
(1)	This Agreement shall have no effect if it is discharged in accordance with any clause of Article 6.3 listed above;

(2)	After the discharge of this Agreement, the parties hereto shall, based on the principles of fairness, reasonableness and good faith, return any total investment amount from Noah hereunder, including the loan of RMB4.2 million extended by Noah to the Original Shareholders under Article 4.6 hereof, and shall resume to the original condition at the time of the execution of this Agreement as much as possible. To the extent that the Original Shareholders and Wentai Education make material mistakes, the parties hereto shall also pay any interest accrued on the total investment amount of Noah for the period from the date of capital contribution to the return of such investment amount to Noah, which interest shall be calculated at an annual interest rate of 3%.

(3)	After the discharge of this Agreement, all rights and obligations of the parties hereto under this Agreement shall be terminated immediately. No other claims shall be made by a party against the other party in respect of this Agreement or the discharge hereof, except for the liabilities that shall be undertaken under Article 7 hereof.
ARTICLE 7 LIABILITIES FOR BREACH OF CONTRACT
7.1 A breach of contract shall be constituted if a party hereto violates or refuses to perform his/her/its representations, warranties, obligations or liabilities under this Agreement and its exhibits.
7.2 Liabilities for Breach of Contract.
In the event of any breach of this Agreement, the defaulting party shall indemnify the abiding party against any loss suffered by him/her/it as a result of the breach of this Agreement by the defaulting party. Any waiver by the abiding party of one or more breach(es) of the other parties shall not deprive him/her/it of the exercise of his/her/its right to terminate this Agreement in future in respect of such breaches. Given that all losses resulting from the breach of this Agreement may not be fully compensated in monetary manner, the abiding party may request the defaulting party to continue the performance of his/her/its obligations or to adopt other remedial measure as permitted by laws, in addition to the assumption by the defaulting party of his/her/its liabilities for making compensation for the breach.

7.3 Unless specifically herein provided, if a party violates this Agreement and the other party therefore bears any cost or liability or suffers from any loss, the defaulting party shall make compensation to the abiding party in respect of such cost, liability or loss (including without limitation, any interest paid or lost due to such breach, and legal cost). The total amount of compensation paid by the defaulting party to the abiding party shall be the same as such amount of loss incurred by such breach. The compensation referred above shall include any interest that shall be obtained by the abiding party in connection with the performance of this Agreement but it shall not exceed the reasonable expectation of the parties hereto.
ARTICLE 8 FORCE MAJEURE
8.1 A party shall not be deemed as breach of contract if part or all of his/her/its obligations hereunder cannot be performed due to force majeure but not his/her/its fault. However, such party shall take all necessary remedial measures where circumstances permit so as to mitigate any loss caused by force majeure.
8.2 The party so affected by force majeure shall, within 3 business days after the occurrence of such an event, notify the other parties in writing of the account of the event and, within 15 business days after the occurrence thereof, provide a detailed account of the event, as well as the valid evidence stating the reasons for his/her/its being unable to fully or partially perform or his/her/its delay in the performance of this Agreement. Such evidence shall be issued by the public notary organization in the locality of such force majeure. The parties hereto shall, in accordance with the extent to which the performance of this Agreement is affected by force majeure, consult with each other and decide on whether or not to terminate this Agreement, or partially waive or delay the performance of this Agreement. In the event that no agreement can be reached within 60 days after the occurrence of force majeure or change of situation, the party so affected by force majeure or the change of situation shall be entitled to terminate this Agreement, and no party shall be liable for making compensation for any loss suffered by the other parties hereto arising therefrom.
8.3 A force majeure shall mean any objective circumstance that is unforeseeable, unavoidable and cannot be overcome, including the circumstances that the performance of this Agreement is directly affected by or this Agreement cannot be performed on the agreed terms due to earthquake, typhoon, flood, fire, war, and other unforeseeable force majeure events, the occurrence and consequence of which are unpreventable or unavoidable (the “Event of Force Majeure”), or the change of any laws, regulations and rules and regulations, or promulgation of new laws, regulations and rules and regulations, or any government act.
ARTICLE 9 GOVERNING LAW AND DISPUTE RESOLUTION
9.1 The formation of this Agreement, its validity, interpretation, performance and dispute resolution shall be governed by and construed in accordance with the laws of the PRC. If, however, any specific matter relating to this Agreement has not been provided for in the PRC laws and regulations that have been promulgated, it shall be handled with reference to the general international commercial practices to the extent as permitted by the PRC laws and regulations.

9.2 All disputes arising from the implementation of this Agreement or in connection with this Agreement shall be resolved by the parties through friendly consultation. If any dispute cannot be resolved through consultation within 15 days after its occurrence, any party shall have the right to submit such dispute to China International Economic and Trade Arbitration Commission, Southern China Branch, for arbitration in Shenzhen in accordance with its arbitration procedures and rules then in force. The arbitration tribunal shall consist of 3 arbitrators designated pursuant to the arbitration rules. The arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding upon all parties.
9.3 During arbitration, all parties shall continue to have any other right hereunder and shall continue to perform their respective obligations hereunder.
ARTICLE 10 NOTICE AND DELIVERY
10.1 Any notice or other communication relating to this Agreement to be given by a party to the other parties (the “Notice”) shall be in writing (including facsimile or email), and shall be delivered to the recipients at the following correspondence addresses or contact numbers. In addition to the above, a valid notice shall also state the name of the following contact persons.
Noah
Contact Person: Xu Dong
Address: B1002, Tian’an Cyber Park Building, Chegong Temple, Futian District, Shenzhen
Telephone No.: 0755-82049484
Fax No.: 0755-82049670
Du Qicai, He Yuzhang, Liang Xing and Yin Ming
Contact Person: Du Qicai
Correspondence Address: Room 40, 4th Floor, Block A, Fortune Plaza, North of Shennan Avenue, Futian District, Shenzhen
Postal Code: 518031
Telephone No.: 0755-83021937; 13902479778
Fax No.: 0755-83021937
Wentai Education
Contact Person: Du Qicai
Correspondence Address: Room 40, 4th Floor, Block A, Fortune Plaza, North of Shennan Avenue, Futian District, Shenzhen
Postal Code: 518031
Telephone No.: 0755-83021937; 13902479778
Fax No.: 0755-83021937

Xu Dong
Contact Person: Xu Dong
Address: B1002, Tian’an Cyber Park Building, Chegong Temple, Futian District, Shenzhen
Postal Code: 518040
Telephone No.: 0755-82049484
Fax No.: 0755-82049670
10.2 The time for delivery of any Notice using the communication methods specified in the above clause shall be determined in the following manner:
(1)	if delivered in person, such Notice shall be deemed to have been given at the time when the recipient gives his/her signature for confirmation of the receipt thereof. No delivery shall be deemed as valid if such recipient has not signed for confirmation;

(2)	if sent by post, such Notice shall be sent by registered and express mail or courier, and shall be deemed to have been given on the 7th day after it was put into the post;

(3)	if sent by facsimile or email, such Notice shall be deemed to have been given after the confirmation of the recipient. The date when confirmation is made by the recipient shall be deemed as the date of delivery.
10.3 In the event of any change of the correspondence address or contact number of any party (hereinafter referred to as the “Changing Party”), the Changing Party shall notify the other parties of the same within 7 days of such change. If the Changing Party fails to give notice in a timely manner as required, he/she/it shall bear any loss arising therefrom.
ARTICLE 11 DISCLOSURE OF INFORMATION
11.1 All terms and detailed rules of this Agreement and its exhibits (including all terms or even the existence of this Agreement, and any document relating to the Equity Transfer and Capital Increase) shall be confidential information. Unless otherwise herein required, the parties hereto shall not disclose such confidential information to any third party. If any disclosure of information is required by laws, the party who needs to make information disclosure shall seek opinions from the other parties in respect of the information disclosure and submission within the reasonable time prior to such disclosure or submission; and if required by the other parties, the party who needs to make information disclosure shall seek confidential treatment for any information disclosed or submitted as much as possible.

11.2 Without the written consent of Noah, the Original Shareholders, Wentai Education and Zhongda Foundation shall not disclose to the general public the Capital Increase of Noah and its acceptance of the transfer of equity interest in any press conference, industry or professional media, marketing materials and in any other manner.
11.3 Each party shall keep in confidence any proprietary or secret or confidential data and information relating to the company or its business, or belonging to the other parties, or disclosed to him/her/it by the other parties at any time or for the purpose of negotiating this Agreement or establishing or operating the company, as well as any content of this Agreement (the “Confidential Information”), and shall not disclose such Confidential Information to any third party or individual other than the parties hereto, the company, professional advisors and the relevant government departments.
11.4 The parties agree and undertake that they will procure any director appointed by them not to use any Confidential Information for any purpose other than for the exercise of their powers and functions as directors or business operation of the company.
11.5 The parties shall procure their respective employees to observe all obligations under this Article and be bound by them. As such, an undertaking to keep in confidence and not to use Confidential Information, the form and content of which are to the satisfaction of the parties, shall be included in all labor and service contracts with employees of the company.
11.6 Notwithstanding the aforesaid, Wentai Education shall, after the Completion Date for the Equity Transfer and Capital Increase, be entitled to disclose the existence of the Equity Transfer and Capital Increase, as well as Noah’s involvement in the Equity Transfer and Capital Increase to the company’s investors, its investment banks, lenders, accountants, legal advisors, business partners and bona fide potential investors and employees, provided that any individual or organization being aware of such information has agreed to undertake the confidentiality obligations.
11.7 Noah shall be entitled to disclose its involvement in the Equity Transfer and Capital Increase of Wentai Education to any third party or the public.
11.8 The restrictions mentioned in this Article 11 above shall not apply to any information disclosed in the following circumstances:
(1)	any information disclosed or used as required by laws or any regulatory authorities;

(2)	any information disclosed or used as required by any judicial proceeding in connection with this Agreement or any other agreements signed pursuant to this Agreement, or any information of relevant matters disclosed to the taxation authority;

(3)	any information disclosed to professional advisors of the parties, and the parties shall request such professional advisors to observe the requirements of this Article 11 with respect to the Confidential Information, as if they were a party to this Agreement;

(4)	any information that has been in the public domain due to any reason other than the fault of the parties hereto or the company;

(5)	any information disclosed under Articles 11.6 and 11.7;

(6)	any information disclosed or used with the prior written approval of the other parties.
If any information disclosure is made due to the above reasons, the party who makes such disclosure shall discuss the information disclosure and submission with the other parties within the reasonable time prior to such disclosure or submission, and shall enable the party who is aware of such information to treat the information disclosed or submitted as confidential as much as possible when the other parties require to make information disclosure or submission.
ARTICLE 12 BYE-LAWS
12.1 All exhibits hereto are an integral part of this Agreement, which shall be a supplement to and have the same legal effect as the main body of this Agreement. In the event of any conflict between the main body of this Agreement and the exhibits hereof and any document filed to the department in charge of industrial and commercial administration for the performance of this Agreement, the main body of this Agreement shall prevail and any amendments hereto shall be made accordingly.
12.2 This Agreement and any exhibits hereto are the complete and unanimous agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other previous written and oral agreements or other documents between the parties with respect to such subject matter.
12.3 If any provision of this Agreement and all agreements described in any exhibits hereto should be invalid or unenforceable due to its applicable laws, such provision shall be deemed not to have been existed since then and shall not affect the validity of the other provisions of this Agreement. The parties hereto shall determine a new provision through negotiation to the extent as permitted by laws to ensure the realization of intention of the original provisions to the greatest extent.
12.4 This Agreement shall be binding upon any successor and assign of the parties and the successors and assigns mentioned above may be entitled to all rights and interests hereunder.
Noah may assign and transfer its rights, interests and obligations hereunder to its affiliates, wholly-owned subsidiaries and any wholly-owned subsidiaries of its holding company.
Save for the aforesaid, no party shall assign or transfer any of his/her/its rights or obligations hereunder.
12.5 Unless otherwise herein provided, failure or delay on the part of either party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.
12.6 This Agreement shall become effective once it is signed by the respective legal representatives or authorized representatives of the parties.
12.7 This Agreement is executed in 12 originals. Noah shall keep 2 originals, the Original Shareholders and Wentai Education shall keep 5 originals, Xu Dong shall keep 1 original and the remaining 4 originals shall be submitted for approval. All of them shall have the same legal effect.

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for Noah.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.
Noah Educational Technology (Shenzhen) Co., Ltd. (Chop)
[Chop of Noah Educational Technology (Shenzhen) Co., Ltd. is affixed]

Authorized Representative:	/s/

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for Wentai Education.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.
Shenzhen Wentai Education Industry Development Co., Ltd. (Chop)
[Chop of Shenzhen Wentai Education Industry Development Co., Ltd. is affixed]

Authorized Representative:	/s/

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for the Original Shareholders.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Du Qicai

/s/ Qicai Du

He Yuzhang

/s/ He Yuzhang

Liang Xing

/s/ Liang Xing

Yin Ming

/s/ Yin Ming

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for Xu Dong.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Xu Dong

/s/ Xu Dong

LIST OF EXHIBITS
Exhibit 1: Documents Submitted by Wentai Education for Approval:
Wentai Education’s Articles
Equity Transfer and Capital Increase Agreement

Exhibit 2: Key Personnel

Wentai Education:	Chairman	Du Qicai
	Director	Liang Xing
	Director	He Yuzhang
	Finance Manager	Ouyang Xingrong
Foreign Language School attached to Zhongda in Dongguan: Executive Vice President: Li Jianguo
Huizhou Foreign Language School: President: Chen Baisuo
Lanshan Foreign Language Experimental Primary School attached to Zhongda in Baiyun District, Guangzhou: President: Chen Weihua
Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan: President: Xu Shisheng
Kindergarten of Four Seasons Flower City Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan: Headmaster of the Kindergarten: Huang Li
(Vanke City) Foreign Language Kindergarten attached to Zhongda in Luogang District, Guangzhou: Headmaster of the Kindergarten: Fang Xiaoqiu
Chunmiao Kindergarten in Nanshan District, Shenzhen: Headmaster of the Kindergarten: Zhang Yan
Foreign Language Kindergarten (No. 2 Kindergarten) attached to Zhongda in Nanhai District, Foshan: Headmaster of the Kindergarten: Chen Minyi
Kindergarten of Huizhou Foreign Language School: Headmaster of the Kindergarten: Kuo Lili
Lanshan Foreign Language Experimental Kindergarten attached to Zhongda in Baiyun District, Guangzhou: Headmaster of the Kindergarten: Zhang Huiqun

Exhibit 3: Reorganization Agreements
Loan Agreement
Operation and Management Agreement
Service Agreement
Equity Pledge Agreement
Call Option Agreement
Wentai Investment’s Articles
Amendment to Zhongda Foundation’s Articles

Exhibit 4: Reorganization
1. Wentai Education has extended interest-free loans of RMB21 million and RMB9 million to Xu Dong and Du Qicai, respectively, with a term of 20 years each. Xu Dong and Du Qicai will contribute all the loan amounts as registered capital for the establishment of Wentai Investment and pledge their equity interest of Wentai Investment, as well as the equity interest of Zhongda Foundation held by Wentai Investment to Wentai Education. The relevant agreements referred to in the Reorganization Agreements in Exhibit 3 hereto have been signed in respect of the above matters.
2. Wentai Investment, and the educational institutions under Wentai Education and Zhongda Foundation have entered into the Service Agreement with Wentai Education in the form of the service agreement as shown in the Reorganization Agreements in Exhibit 3 hereto.
3. Wentai Education has transferred to Wentai Investment all interests of the founders in Huizhou Foreign Language School invested and established by it and Jindi Industry.
4. Du Qicai, He Yuzhang and Liang Xing, all of whom are the shareholders of Zhongda Foundation, actually hold 19%, 7.5% and 7.5% equity interest of Zhongda Foundation on behalf of Wentai Education. Pursuant to the reorganization arrangement, the above shareholders shall discharge the relevant Shareholding Entrustment Agreement, and have provided the Agreement for the discharge of the Shareholding Entrustment Agreement duly signed by the above shareholders. Wentai Education and Du Qicai, He Yuzhang and Liang Xing have transferred all of their combined 67% equity interest of Zhongda Foundation to Wentai Investment at a price of RMB26.8 million.
5. The Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan, and the Kindergarten of Four Seasons Flower City Foreign School attached to Sun Yat-Sen University in Nanhai District, Foshan have completed all formalities in relation to the change of name, and will replace the term “Sun Yat-Sen University” in their names with “Zhongda”.
6. The formalities in relation to the change of founder of Chunmiao Kindergarten in Nanshan District, Shenzhen has been completed and the founder of Chunmiao Kindergarten in Shenzhen will be changed to Wentai Education.
7. Documentation showing the identity of founder of the Kindergarten of Four Seasons Flower City Foreign School attached to Sun Yat-Sen University in Nanhai District, Foshan has been provided so as to certify that Zhongda Foundation is its sole founder.
8. It is revised that the board of directors of Huizhou Foreign Language School shall consist of 10 directors, of which 7 directors shall be appointed by Wentai Education. The number of directors appointed by the other investor, Jindi Industry, shall continue to be 3.

Exhibit 5: Representations and Warranties
1.	Representations and Warranties by Noah
1.1	Legal Status and Capacity of Noah. Noah has full and independent legal status and capacity to execute, deliver and perform this Agreement, and may act as a party to a litigation separately. The execution by Noah of this Agreement and the performance of its obligations hereunder shall not violate any relevant laws, regulations and governmental orders, nor shall they be in conflict with any contract or agreement to which it is a party or which is binding upon its assets. This Agreement shall be legally binding on Noah. The execution and performance of this Agreement will not violate or contradict with any terms in the articles of association of Noah or its other constitutional rules.

1.2	Capacity to Pay and Authorization. Noah guarantees that it has sufficient capacity to pay the Capital Increase Amount and the Equity Transfer Price to Wentai Education and the Original Shareholders in accordance with the terms and conditions hereof. Noah has obtained all consents or authorizations from third parties that are necessary for the transactions contemplated hereunder.
2.	Representations and Warranties by the Original Shareholders, Designated Party and Wentai Education
On the date hereof, the Original Shareholders and Wentai Education jointly and severally represent and warrant to Noah in respect of the following matters arisen on or before the date of this Agreement. The following representations and warranties are true, accurate and complete, and not misleading:
2.1	Authorization. The execution by the Original Shareholders and Wentai Education of this Agreement, the performance of all their respective obligations hereunder and the consummation of all the transactions contemplated hereunder have been fully and duly authorized. This Agreement is legally binding upon the Original Shareholders and Wentai Education.

2.2	Investment. Save for the circumstances disclosed, the Original Shareholders, Wentai Education and Zhongda Foundation have no share in other companies, affiliates, offices, branch offices and other social organizations, or shareholders interest in any business that is in competition with the principal business of Wentai Education and Zhongda Foundation; nor do they directly or indirectly control or hold any share in any other entity, nor have any interest in any other entity whose business is in competition with the principal business of Wentai Education and Zhongda Foundation. The Original Shareholders do not in any way take part or participate in any business operation that is in competition with the principal business of Wentai Education and Zhongda Foundation.

2.3	No Conflict. The execution and performance by the Original Shareholders and Wentai Education of this Agreement will not result in any violation or conflict of any terms of Wentai Education’s Articles or any other constitutional rules, and any violation of the PRC mandatory laws and regulations; all the Original Shareholders and Wentai Education have obtained any consent or authorization from third parties that is necessary for the transactions contemplated hereunder. The Original Shareholders have complete, lawful and full capacity for civil conducts and civil rights. There is no circumstance where any civil right is subject to restrictions.

2.4	Validly Existing. Each of Wentai Education and Zhongda Foundation is an entity incorporated and validly existing under applicable laws. Wentai Education and Zhongda Foundation have fully paid their respective registered capitals according to the payment schedule set out in their respective articles of association, approval documents and business licenses (the “Incorporation Documents”), which is in compliance with the requirements of the PRC laws. There is no registered capital that has not been paid or delayed in payment, and there is no registered capital that has been taken away. All the Incorporation Documents of Wentai Education and Zhongda Foundation have been legally and validly approved or registered (if required), and are valid and enforceable under the laws of the PRC. The business scopes of Wentai Education and Zhongda Foundation as set forth in the Incorporation Documents are met with the PRC legal requirements. The production and business operation of Wentai Education and Zhongda Foundation are in compliance with the laws of the PRC. All certificates, licenses and permits required for the production and business operation of Wentai Education and Zhongda Foundation under the laws of the PRC have been applied for and obtained according to laws; Wentai Education and Zhongda Foundation have carried out (including without limitation) all registration formalities with national and local civil affairs bureaux and education bureaux of the PRC, as well as other relevant administrative departments in respect of the investment in and operation of all compulsory and early childhood educational institutions developed by them, which include: Chunmiao Kindergarten in Nanshan District, Shenzhen, Foreign Language School attached to Zhongda in Dongguan, Huizhou Foreign Language School, Kindergarten of Huizhou Foreign Language School, Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan, Kindergarten of Four Seasons Flower City Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan, Foreign Language Kindergarten (No. 2 Kindergarten) attached to Zhongda in Nanhai District, Foshan, Lanshan Foreign Language Experimental Primary School attached to Zhongda in Baiyun District, Guangzhou, Lanshan Foreign Language Experimental Kindergarten attached to Zhongda in Baiyun District, Guangzhou, (Vanke City) Foreign Language Kindergarten attached to Zhongda in Luogang District, Guangzhou (collectively referred to as the “Educational Institutions”). All approvals or permits in relation thereto have been obtained according to laws; Wentai Education and Zhongda Foundation have completed their respective registration formalities with the relevant administrative department in respect of their cooperation with offshore organizations that is necessary for their business operation. All approvals or permits in relation thereto have also been obtained according to laws (if applicable). Moreover, all of the above permits, approvals or registration are validly existing. Wentai Education and Zhongda Foundation have passed an annual inspection conducted by the relevant body authorized by the government with respect to all of their certificates, licenses and permits, if any.

2.5	Undisclosed Liabilities. Except for the liabilities set forth in clause (8) of Article 3.1 hereof, there are no other substantial liabilities of Wentai Education and Zhongda Foundation that have not been shown in their respective balance sheets (being any liabilities whose amount exceeds RMB500,000): (1) any liabilities incurred by Wentai Education and Zhongda Foundation in the normal course of their business operation after the date of balance sheet, which is not prohibited by this Agreement and would not have any material adverse effect on Wentai Education and Zhongda Foundation or any of their shareholders.

2.6	Capital Structure. The shareholding structure of registered capital of each of Wentai Education and Zhongda Foundation as set forth in its articles of association and any amendments thereto that were registered and filed with the department in charge of industrial and commercial administration is entirely consistent with the record in the articles of association and any amendments thereto of Wentai Education and Zhongda Foundation as provided by the Original Shareholders, Wentai Education and Zhongda Foundation to Noah, and accurately and completely reflects the capital structure of Wentai Education and Zhongda Foundation prior to the completion. Wentai Education and Zhongda Foundation have never made any commitment to any person to issue nor have actually issued, in any way, any interests, shares, bonds and options of Wentai Education and Zhongda Foundation, or interests of the same or similar nature other than the above shareholders interest, including but not limited to the granting of equity interests as gift to any senior management, key employees or shareholders of Wentai Education and Zhongda Foundation, compulsory and non-compulsory educational institutions invested and managed by them, or other profit-making and non-profit organizations.

2.7	No Change. From September 30, 2009 to the Completion Date for the Capital Increase and Equity Transfer, unless otherwise herein required or except as disclosed by the Original Shareholders, Wentai Education and Zhongda Foundation in the exhibits hereto and with the written approval of Noah, the Original Shareholders, Wentai Education and Zhongda Foundation have not done the following or fallen into the following circumstances:
(1)	repayment in advance of any liabilities that has not been due;

(2)	provision of guarantees and security to others, creation of mortgages, pledges and other guarantees over their assets for others;

(3)	discharge of any claims against others or waiver of any rights of claim;

(4)	amendment to any existing contracts or agreements, which would have a material adverse effect on Wentai Education and Zhongda Foundation;

(5)	release of bonus to any management staff, directors, employees, sales representatives, agents, presidents, headmasters of kindergartens, financial personnel or formal or informal, full-time or part-time advisors or increase of income of any other form (unless it is the subsidy, bonus or other income that is customarily released), or increase of the level of compensations by more than 15% for the top 5 employees with highest pay among the company, managers, deputy managers or other senior management, presidents, headmasters of kindergartens, financial personnel, or formal or informal, full-time or part-time advisors within 12 months;

(6)	suffering of any loss (whether or not it is insured) or occurrence of any safety responsibility incidents in Wentai Education, Zhongda Foundation and their Educational Institutions (schools or kindergartens), or any change of their relationship with suppliers, customers or employees, which would have a material adverse effect on Wentai Education and Zhongda Foundation, or any educational institutions in which Wentai Education and Zhongda Foundation have the founders’ interest;

(7)	amendment to the accounting and auditing methods, policies or principles, as well as financial and accounting rules and regulations of Wentai Education, Zhongda Foundation and the Educational Institutions;

(8)	transfer by Wentai Education and Zhongda Foundation of any intellectual property rights, trade secrets and trade names or business names of Wentai Education, Zhongda Foundation and their Educational Institutions, or granting by Wentai Education and Zhongda Foundation of a license to others to use the same;

(9)	material change of any sales practices or auditing methods, or employment policy, as well as rules and regulations;

(10)	material adverse change in the financial situation of Wentai Education and Zhongda Foundation; occurrence of significant transactions outside the ordinary course of business with significant liabilities incurred (the term “significant” used in the “significant transactions” and “significant liabilities” means that there will be an adverse effect on the normal business operation and valid existence of Wentai Education and Zhongda Foundation;

(11)	adoption of any shareholders or board resolutions in respect of any matters other than those customarily discussed at any shareholders’ meeting, except for the resolution adopted for the performance of this Agreement;

(12)	declaring, having paid or distributed or preparing to declare, pay or distribute any dividends, bonus or shareholders’ profits of any other form;

(13)	save for all matters relating to reorganization as set forth in the Reorganization in Exhibit 4, (i) any sale of assets, mortgage, pledge, lease, transfer and other disposal that is beyond the normal business scope and whose transaction amount is in excess of RMB100,000, (ii) except for customary business, the disposal of any fixed assets or consent to dispose of or acquire fixed assets, waiver of any right to manage any assets of Wentai Education, Zhongda Foundation and all of their Educational Institution, execution of any contracts involving expenditures of fixed assets, creation of any other liabilities of the company; (iii) creation of any expenditure that is beyond the normal business scope and whose amount is in excess of RMB100,000, or purchase of any tangible or intangible assets (including any investment in shareholders’ interest of the company), insofar as Wentai Educatin and Zhongda Foundation are concerned;

(14)	any significant transaction or action that is outside the scope of the customary business operation of Wentai Education and Zhongda Foundation;

(15)	any act or omission to act which could result in the above circumstances.

2.8	Taxation. Wentai Education, Zhongda Foundation and all of their Educational Institutions have completed all taxation registration as required by laws and regulations.

2.9	Assets. Wentai Education and Zhongda Foundation legally own or use all of their equipment, fixed and intangible assets.

2.10	Real Estate. Wentai Education has legally and validly obtained a property ownership certificate in respect of its property located at Room 40, Block A, Haoming Fortune Plaza. Wentai Education confirms that its Educational Institutions have the right to use all of its properties that are being used as campus.

2.11	Contracts. Wentai Education and Zhongda Foundation have provided Noah with copies of some material agreements or contracts currently in effect (which are consistent with their originals), and Wentai Education, Zhongda Foundation and the Original Shareholders guarantee that all contracts of Wentai Education and Zhongda Foundation currently in effect are lawful, valid and is enforceable according to laws, and all contracts currently in effect are duly performed. There is no circumstance where a material breach is committed by Wentai Education, Zhongda Foundation or any other transaction party.

None of Wentai Education and Zhongda Foundation will be a party to nor be subject to any contracts, agreements or other documents if such contracts, agreements or other documents:
(1)	are not made in the ordinary course of business;

(2)	are not fully made on an arm-length basis;

(3)	bring any losses to Wentai Education and Zhongda Foundation or impair the interest of Wentai Education and Zhongda Foundation;

(4)	do not bind Wentai Education or Zhongda Foundation.
2.12	Accounting Treatment. As of today, no interference nor punishment has been imposed by the local competent departments (including taxation department, education administrative department, etc) on Wentai Education and the Educational Institutions in respect of their accounting treatment; and as far as Wentai Education and the Original Shareholders know or reasonably foresee, there is no sign or indication of having the risks of such interference or punishment.

2.13	Disputes. There is no significant dispute between Wentai Education, Zhongda Foundation and the Educational Institutions (as a party) and any third parties (as the other party) (such dispute means any dispute which has entered into litigation proceeding, or causes the company to make a compensation of over RMB100,000, or would have an adverse effect on the reputation of Wentai Education, Zhongda Foundation and the Educational Institutions).

2.14	Litigation. There is no such following circumstance which would have a material adverse effect on Wentai Education, Zhongda Foundation and the Educational Institutions, or would passively affect the formation of this Agreement, its validity and enforceability, as well as the transfer of shareholders’ interest hereunder, whether it has been completed, is pending or reasonably expected to be likely to occur:
(1)	any punishment, prohibition order or decree imposed by government departments on Wentai Education, Zhongda Foundation and the Educational Institutions;

(2)	any other proceeding, such as civil, criminal and administrative litigation or arbitration, or dispute against Wentai Education, Zhongda Foundation and the Educational Institutions.
2.15	Compliance with Laws. All businesses being operated by Wentai Education, Zhongda Foundation and the Educational Institutions are in compliance with the laws, regulations and rules currently in force, and any other administrative rules of national administrative and management authorities (collectively referred to as the “Regulations”), and do not violate any Regulations, which would have a material adverse effect on the business operation or assets of Wentai Education, Zhongda Foundation and the Educational Institutions.

2.16	Employees.
(1)	All employees of Wentai Education, Zhongda Foundation and the Educational Institution are in compliance with the relevant labor laws and Regulations applicable to them;

(2)	There is no existing labor dispute or conflict between Wentai Education, Zhongda Foundation and the Educational Institutions and their existing or former employees, nor is there any labor dispute or conflict that is reasonably expected to be likely to occur;

(3)	Wentai Education, Zhongda Foundation and the Educational Institutions have no obligation to pay any economic compensation in connection with the termination of labor relationship or any other similar compensation or indemnification cost relating to employment that shall be paid but have not been paid.

2.17	Special Representations andWwarranties by Wentai Education and the Original Shareholders. In addition to the general representations and warranties as set forth above, Wentai Education and the Original Shareholders jointly and severally represent and warrant as follows:
(1)	For the purpose of this Agreement, the Original Shareholders, Designated Party, Wentai Education and Zhongda Foundation will make their best effort to coordinate with Noah to implement the reorganization arrangement hereunder (including any exhibits hereto). Without the written consent of Noah, they will not disclose externally the reorganization arrangement hereunder and any specific requirements in relation thereto; if the disclosure is mandatorily required by laws, they shall notify Noah of the same in advance.
(2)	Wentai Education, Zhongda Foundation and the Original Shareholders hereby confirm that the formalities in relation to the license to use the trade name “Zhongda” in the name of the educational institutions such as schools and kindergartens under Zhongda Foundation have not been properly completed. The Original Shareholders warrant that they will be liable to Noah for making compensation for any reputational, commercial, financial and legal risks suffered by Wentai Education and/or Zhongda Foundation after the date hereof due to the non-completion of the formalities in relation to the license to use the trade name “Zhongda” prior to the date of this Agreement.

(3)	Wentai Education, Zhongda Foundation and the Original Shareholders hereby confirm that in accordance with the articles of association of Zhongda Foundation, the Agreement for the Joint Establishment of “Guangzhou Zhongda Foundation Education Investment and Management Co., Ltd.” and the Agreement for the License to Use the Trade Name “Zhongda”, Zhongda Foundation will be subject to the following restrictions in its use of the trade name or brand name “Zhongda”: “Any use of the name “Zhongda” shall be subject to the unanimous consent of all shareholders of Zhongda Foundation”. As such, the Original Shareholders and Wentai Education hereby warrant that they will make their best effort to coordinate with the shareholders of Zhongda Foundation to remove this provision prior to the date hereof. If no agreement can be reached in respect of the removal of such provision, the Original Shareholders warrant that they will bear any risk of legal liabilities that may be pursued by Zhongda Holdings in connection with the use of the trade name “Zhongda” by Wentai Education and any educational institution attached thereto, and all losses arising from the investment in future educational projects due to the failure to obtain consent to use the trade name “Zhongda”.

(4)	In accordance with the Shareholding Entrustment Agreement provided by Wentai Education, Du Qicai, He Yuzhang and Liang Xing, all of whom are the shareholders of Zhongda Foundation pursuant to the registration with the department in charge of industrial and commercial administration, own 19%, 7.5% and 7.5% equity interest in Zhongda Foundation, respectively, and all such equity interest is actually belonged to Shenzhen Wentai Education. Du Qicai, He Yuzhang and Liang Xing merely hold the equity interest on behalf of Shenzhen Wentai Education. Wentai Education and the Original Shareholders hereby warrant that such Shareholding Entrustment Agreement will be discharged prior to the completion date confirmed by this Agreement, and the equity interest of 19%, 7.5% and 7.5% owned by Du Qicai, He Yuzhang and Liang Xing in Zhongda Foundation, respectively, will be transferred to Wentai Education (which transfer shall be subject to the issue of a notice for the approval of change of registration by Guangzhou Administration for Industry and Commerce to Wentai Education).

(5)	The Original Shareholders and Wentai Education hereby confirm that on or after the Completion Date for the Equity Transfer and Capital Increase, Wentai Education will own 100% of the founder’s interest in Chunmiao Kindergarten in Nanshan District, Shenzhen; Wentai Education, a founder of the Kindergarten of Huizhou Foreign Language School, will be entitled to 100% of its revenue; Wentai Investment, a founder of Huizhou Foreign Language School, will be entitled to 100% of its revenue; Zhongda Foundation will own 100% of the founder’s interest in the following educational institutions: Foreign Language School attached to Zhongda in Dongguan; Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan; Kindergarten of Four Seasons Flower City Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan; Foreign Language Kindergarten (No. 2 Kindergarten) attached to Zhongda in Nanhai District, Foshan; (Vanke City) Foreign Language Kindergarten attached to Zhongda in Luogang District, Guangzhou. Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan will own 100% of the founder’s interest in the following educational institutions: Lanshan Foreign Langugage Experimental Primary School attached to Zhongda in Baiyun District; Guangzhou, Lanshan Foreign Langugage Experimental Kindergarten attached to Zhongda in Baiyun District, Guangzhou.

(6)	Wentai Education, Zhongda Foundation and the Original Shareholders confirm that all privately run educational institutions (including all schools and kindergartens) demanding for reasonable return are entitling to the same taxation and other preferential policies as are available to public schools in the course of taxation, and there is no definite law, regulation or document in support of educational institutions to be entitled to such taxation and other preferential policies. The Original Shareholders undertake to Noah that if, after the date hereof, the State Administration of Taxation or other competent authorities issue(s) specific laws, regulations or policy documents which stipulate that any privately run school demanding for reasonable return cannot be entitled to the same taxation and other preferential policies as are available to public school, and is required to pay back all taxation preferential treatments enjoyed by it prior to the implementation of new taxation requirements, the Original Shareholders shall bear all additional taxes payable that were incurred prior to the completion date. Noah and the Original Shareholders shall jointly bear all additional taxes payable that were incurred prior to the completion date according to their respective equity ratios in Wentai Education.

(7)	Wentai Education and Zhongda Foundation have submitted to any taxation department which made requests to them any information required by it; as of the date hereof, there has been no dispute involving the existing or potential taxation liabilities or taxation preferential treatment of the company between Wentai Education, Zhongda Foundation and taxation departments;

(8)	Wentai Education and Zhongda Foundation have financial information which is used for normal tax recordation and payment;

(9)	Any possible adverse risk resulting from the satisfaction of applicable conditions described in Article 13.3 of the Agreement for the Operation of Schools through Cooperation dated March 8, 2004 signed by the Foreign Language School attached to Sun Yat-Sen University in Nanhai District, Foshan (any possible rental charge to be undertaken, and any actual and expected economic loss to be incurred after the withdrawal of the right to use campus before the deadline) shall be borne by the Original Shareholders.

(10)	If the Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions request the Educational Institutions or Wentai Education to undertake any adverse liability due to the fact that any construction of projects in progress or completed projects in relation to Wentai Education, Zhongda Foundation and the Educational Institutions is not complied with any national and local regulations or the requirements of contracts, the Original Shareholders guarantee that they will undertake such adverse liability.

(11)	Save for the employee’s welfares, social and pension protection stipulated by the PRC labor laws and the relevant requirements, Wentai Education does not have any other related on-the-job, retirement or pension welfare or protection.

(12)	The Original Shareholders and Wentai Education confirm that there are some circumstances where the Chinese employees of Zhongda Foundation, Wentai Education and the Educational Institutions have not entered into labor contracts. If Zhongda Foundation, Wentai Education and the Educational Institutions are held to be liable for economic compensation due to any labor dispute submitted by such employees for arbitration, the Original Shareholders guarantee that they will bear the portion of the relevant cost, such as economic compensation, incurred prior to the completion date (which will be calculated pro rata based on the number of months).

(13)	The Original Shareholders and Wentai Education confirm that there are some circumstances where the Chinese employees of Zhongda Foundation, Wentai Education and the Educational Institutions have not participated in social insurances and housing provident fund. The Original Shareholders undertake that they will make their best effort to complete the formalities in relation to social insurance and housing provident fund for such employees pursuant to the Labor Contract Law prior to the completion date. In the event of the non-completion of any formalities after the completion date, the Original Shareholders guarantee that they will bear the portion of the relevant costs arising therefrom, such as additional social insurance fund, additional housing provident fund, administrative penalties, economic compensation and late fines, that were incurred prior to the completed date (which will be calculated pro rata based on the number of months or calendar days).

(14)	The Original Shareholders, Wentai Education and Zhongda Foundation confirm that there are some provisions in the standard labor contract used by them which are inconsistent with the laws and regulations. The Original Shareholders, Wentai Education and Zhongda Foundation guarantee that they will, prior to the completion date, make their best effort to amend such provisions, and sign a supplemental agreement for the labor contract with all employees. If, after the completion date, the amended provisions and the supplemental agreement for the labor contract have not been signed, and the Chinese employees of Zhongda Foundation, Wentai Education and the Educational Institutions submit a labor dispute for arbitration due to such provisions or the termination of the original provisions, the Original Shareholders guarantee that they will ultimately bear the portion of liabilities arising therefrom that were incurred prior to the completion date to the extent that Zhongda Foundation, Wentai Education and the Educational Institutions are held to be liable for adverse liabilities.

(15)	The Original Shareholders, Wentai Education and Zhongda Foundation confirm that Zhongda Foundation, Wentai Education and the Educational Institutions employed certain expatriate employees. However, they have not applied for the permission with respect to the employment of expatriates, nor paid any social insurance and housing provident fund for such expatriate employees according to the requirements of the competent social insurance authority and housing provident fund institution of the place where the expatriate employees are resided. The Original Shareholders, Wentai Education and Zhongda Foundation guarantee that they will, prior to the completion date, make their best effort to complete the outstanding formalities in relation to employment permission and participation in social insurance and housing pension fund for such expatriate employees. If, after the completion date, such outstanding formalities have not been commenced or have been commenced but not yet completed, and the Educational Institutions are fined by the competent departments due to the non-compliance with regulations as stated above, or are required by expatriate employees to bear economic compensation, or suffer from all losses that are detrimental to them, the Original Shareholders guarantee that they will bear the portion of fines or economic compensation or losses that were incurred prior to the completion date (which will be calculated pro rata based on the number of months or calendar days).
2.18	The Designated Party has a full and exclusive right to own and dispose of any equity interest of Wentai Education to be transferred to Noah pursuant to this Agreement; there is no security interest or third party interest, nor third party claim or encumbrance over or in respect of the equity interest to be transferred.

2.19	Information Disclosure. All documents, materials and information provided by the Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions to Noah prior to and after the date hereof are in all substantive respects true, accurate, complete, not misleading, and without any omission and withdrawal of facts.

2.20	The Original Shareholders and Wentai Education will make all of the above representations and warranties again on the Completion Date for the Equity Transfer and Capital Increase, and guarantee that there should be no other event during the period from the date hereof to the Completion Date for the Equity Transfer and Capital Increase which would have a material adverse effect on the assets of Wentai Education, Zhongda Foundation and the Educational Institutions, their businesses, financial situation and prospect.

3.	Further Undertakings
3.1	Operation of Wentai Education, Zhongda Foundation and the Educational Institutions. From the date hereof to the date on which the change of registration with the department in charge of industrial and commercial administration is completed in respect of the equity interest and registered capital of Wentai Education, except for the reason of any act taken pursuant to this Agreement and its exhibits or unless with the written consent of Noah, the Original Shareholders, Wentai Education and Zhongda Foundation undertake that:
(1)	Wentai Education, Zhongda Foundation and the Educational Institutions will operate their respective businesses in a normal manner, and will maintain their normal relationship with government departments, customers, employees and students, parents of such students so as to ensure that the reputation and operation of Wentai Education, Zhongda Foundation and the Educational Institution will not be materially and adversely affected after the Equity Transfer and Capital Increase;

(2)	Wentai Education, Zhongda Foundation and the Educational Institutions will not make dividends distribution or shares repurchase, nor will they carry out any unusual transaction or incur unusual liabilities. Save for the normal business activities, Wentai Education, Zhongda Foundation and the Educational Institutions will not repay loans in advance, nor will they pay in advance or delay in paying trades payable;

(3)	Wentai Education, Zhongda Foundation and the Educational Institutions will pay trades payable that are due and other liabilities as scheduled in the ordinary course of business activities;

(4)	Wentai Education, Zhongda Foundation and the Educational Institutions will perform all contracts and agreements signed or other documents in relation to the assets and business of Wentai Education, Zhongda Foundation and the Educational Institutions in a timely manner;

(5)	Save for the normal business activities, Wentai Education and Zhongda Foundation shall not, without the prior written permission, make settlements or give waivers solely in any litigation, or change their respective claims or other rights, and Noah shall not refuse to grant such written permission without proper cause;

(6)	The Original Shareholders, Wentai Education and Zhongda Foundation will make their best effort to ensure the continuous and lawful operation and existence of Wentai Education, Zhongda Foundation and the Educational Institutions and to obtain all government approvals and other permission and consents that are necessary for their operation;

(7)	Wentai Education, Zhongda Foundation and the Educational Institution shall not be subdivided nor merged with any third party; Wentai Education, Zhongda Foundation and the Educational Institutions shall not acquire any asset or business from third parties (excluding Chunmiao Kindergarten in Shenzhen);

(8)	The Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions shall not violate the clause of representations and warranties hereunder through any act or omission to act;

(9)	The Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions shall notify Noah in writing of any event, fact, condition, change or other circumstance which has had or may have a material adverse effect on the Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institution in a timely manner;
(10)	The Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions will handle the taxation issues of Wentai Education, Zhongda Foundation and the Educational Institutions in a customary manner and strictly in accordance with the relevant laws and regulations.

3.2	Availability of Information. From the date hereof to the date on which the change of registration with the department in charge of industrial and commercial administration is completed, the Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions will, within the normal office hours of Wentai Education, Zhongda Foundation and the Educational Institutions, provide Noah and its representative with all information relating to Wentai Education, Zhongda Foundation and the Educational Institution as reasonably required by them, including but not limited to providing all accounts, records, contracts, technical information, personnel information, management situation and other documents of the company to the lawyers, accountants and other representatives appointed by Noah; in order to faciliate Noah to examine and inspect the property, assets and business of Wentai Education, Zhongda Foundation and the Educational Institution, as well as the documents mentioned herein, the Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institution allows Noah to approach or contact any customer and creditor of Wentai Education or Zhongda Foundation and the Educational Institutions within the reasonable time prior to the completion, subject to the condition that a prior written notice of 3 business days shall be given to the Original Shareholders or Wentai Education or Zhongda Foundation and the Educational Institutions. The Original Shareholders, Wentai Education, Zhongda Foundation and the Educational Institutions agree that Noah shall have the right to examine and inspect the financial affairs, assets and operation of Wentai Education, Zhongda Foundation and the Educational Institutions at any time prior to the completion.

3.3	Bank Account. Since the Completion Date for the Equity Transfer and Capital Increase, any withdrawal of monies from the RMB primary accounts of Wentai Education, Wentai Investment and the Educational Institutions shall be made only with the signature of the authorized representative of the Original Shareholders, Wentai Education, Wentai Investment and the Educational Institutions, as well as the signature of the authorized representative of Noah.

3.4	Operation After Completion. The Original Shareholders undertake that during the period from the Completion Date for the Equity Transfer and Capital Increase to the date on which the change of registration with the department in charge of industrial and commercial administration is completed, Noah shall have the right to participate in the operation and decision making of Wentai Education, Wentai Investment and the Educational Institutions and to exercise all relevant rights available to it as a new shareholder pursuant to the articles of association of all companies.

Exhibit 6:
Labor Contract, Non-Competition Agreement, Enterprise Confidentiality Contract

SUPPLEMENTAL AGREEMENT (I)
TO
INVESTMENT AGREEMENT
March 17, 2010

This Supplemental Agreement (I) to the Investment Agreement (“This Supplemental Agreement (I)”) is made on March 17, 2010:
BY and AMONG:
Noah Educational Technology (Shenzhen) Co., Ltd. (“Noah”)
Registered Address: B1002, Tian’an Cyber Park Building, Chegong Temple, Futian District, Shenzhen
Du Qicai with ID card number:
Address:
He Yuzhang with ID card number:
Address:
Liang Xing with ID card number:
Address:
Yin Ming with ID card number:
Address:
Du Qicai, He Yuzhang, Liang Xing and Yin Ming are collectively referred to as the “Original Shareholders”.
Shenzhen Wentai Education Industry Development Co., Ltd. (“Wentai Education”)
Registered Address: Unit 40, 4th Floor, Block A, Fortune Plaza, Shennan Middle Road, Shenzhen
Xu Dong with ID card number:
Address:
WHEREAS:
7.	The parties signed the Investment Agreement (the “Investment Agreement”) on March 12, 2010, which specifies that Noah will cooperate with the Original Shareholders, and it will accept the transfer of certain equity interest of Wentai Education from a party designated by the Original Shareholders (the “Designated Party”) and increase the capital of Wentai Education pursuant to the terms and conditions of the Investment Agreement and all exhibits thereto.

8.	Based on the actual situation, the parties intend to make changes and amendments to some clauses of the Investment Agreement.
NOW, THEREFORE, the parties hereto have, after friendly consultation, reached the following supplemental agreement in respect of the Investment Agreement based on the principles of equality and mutual benefits, and in accordance with the relevant laws and regulations of the People’s Republic of China.

Article 1	Article 1.2 of the Investment Agreement shall be revised as follows:

“Upon execution of this Agreement, Xu Dong and Du Qicai will, in accordance with the Articles of Association of Wentai Investment (“Wentai Investment’s Articles”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto, establish Wentai Investment and perform their obligation to make a capital contribution of RMB6 million to Wentai Investment as the first installment of its registered capital, of which Xu Dong will contribute MB4.2 million and Du Qicai will contribute RMB1.8 million. After the Completion for the Equity Transfer and Capital Increase, Wentai Education agrees to extend interest-free loans of RMB21 million and RMB9 million to Xu Dong and Du Qicai, respectively, with a term of 20 years each, in accordance with the Loan Agreement (the “Loan Agreement”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto.”

Article 2	Article 1.4 of the Investment Agreement shall be revised as follow:

“Prior to the Completion Date for the Equity Transfer and Capital Increase, the Original Shareholders, Wentai Education and Wentai Investment will procure all schools or educational institutions invested and to be invested by them and Zhongda Foundation, as well as Wentai Investment to enter into the Service Agreement (the “Service Agreement”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto with Wentai Education, and Wentai Education will obtain return by providing services to the above schools or educational institutions; Xu Dong and Du Qicai will also pledge their equity interest of Wentai Investment to Wentai Education in accordance with the Equity Pledge Agreement (the “Equity Pledge Agreement”) as set forth in Exhibit 3 — Reorganization Agreements attached hereto.”

Article 3	Article 4.6 of the Investment Agreement shall be deleted:

“Noah agrees that it will, within 10 business days after this Agreement becomes effective, extend an interest-free loan of RMB4.2 million to the Original Shareholders with a term of 3 months. Following the Completion Date for the Equity Transfer and Capital Increase, Noah shall have the right to designate in writing that the Original Shareholders shall repay such loan to the Designated Party as part of the first installment of the Equity Transfer Price as stipulated in Article 2.3 hereof.”

Article 4	Item No. 1 in Exhibit 4 “Reorganization” to the Investment Agreement shall be revised as follows:

“1. Xu Dong and Du Qicai has established Wentai Investment and contributed RMB6 million to Wentai Investment as the first installment of its registered capital, of which Xu Dong contributed RMB4.2 million and Du Qicai contributed RMB1.8 million.”

Article 5	Other provisions of the Investment Agreement shall remain unchanged.

Article 6	This Supplemental Agreement (I) shall become effective once it is signed by the respective legal representatives or authorized representatives of the parties, or the parties themselves.

Article 7	This Supplemental Agreement (I) is executed in 12 originals. Noah shall keep 2 originals, the Original Shareholders and Wentai Education shall keep 5 originals, Xu Dong shall keep 1 original and the remaining 4 originals shall be submitted for approval. All of them shall have the same legal effect.

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Noah.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (I) to be duly executed by their respective duly authorized representatives on the day first above written.
Noah Educational Technology (Shenzhen) Co., Ltd. (Chop)
[Chop of Noah Educational Technology (Shenzhen) Co., Ltd. is affixed]

Authorized Representative:	/s/

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Wentai Education.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (I) to be duly executed by their respective duly authorized representatives on the day first above written.
Shenzhen Wentai Education Industry Development Co., Ltd. (Chop)
[Chop of Shenzhen Wentai Education Industry Development Co., Ltd. is affixed]

Authorized Representative:	/s/

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for the Original Shareholders.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (I) to be duly executed by their respective duly authorized representatives on the day first above written.

Du Qicai

/s/ Qicai Du

He Yuzhang

/s/ He Yuzhang

Liang Xing

/s/ Liang Xing

Yin Ming

/s/ Yin Ming

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Xu Dong.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (I) to be duly executed by their respective duly authorized representatives on the day first above written.

Xu Dong

/s/ Xu Dong

SUPPLEMENTAL AGREEMENT (II)
TO
INVESTMENT AGREEMENT
June 30, 2010

This Supplemental Agreement (II) to the Investment Agreement (“This Supplemental Agreement (II)”) is made on June 30, 2010:
BY and AMONG:
Noah Educational Technology (Shenzhen) Co., Ltd. (“Noah”)
Registered Address: B1002, Tian’an Cyber Park Building, Chegong Temple, Futian District, Shenzhen
Du Qicai with ID card number:
Address:
He Yuzhang with ID card number:
Address:
Liang Xing with ID card number:
Address:
Yin Ming with ID card number:
Address:
Du Qicai, He Yuzhang, Liang Xing and Yin Ming are collectively referred to as the “Original Shareholders”.
Shenzhen Wentai Education Industry Development Co., Ltd. (“Wentai Education”)
Registered Address: Unit 40, 4th Floor, Block A, Fortune Plaza, Shennan Middle Road, Shenzhen
Xu Dong with ID card number:
Address:
WHEREAS:
9.	The parties signed the Investment Agreement (the “Investment Agreement”) on March 12, 2010, which specifies that Noah will cooperate with the Original Shareholders, and it will accept the transfer of certain equity interest of Wentai Education from a party designated by the Original Shareholders (the “Designated Party”) and increase the capital of Wentai Education pursuant to the terms and conditions of the Investment Agreement and all exhibits thereto.

10.	The parties signed the Supplemental Agreement (I) to the Investment Agreement (the “Supplemental Agreement (I)”) on March 17, 2010 to make amendments to some clauses of the Investment Agreement.

11.	Based on the actual situation, the parties intend to make changes and amendments to some clauses of the Investment Agreement.
NOW, THEREFORE, the parties hereto have, after friendly consultation, reached the following agreement based on the principles of equality and mutual benefits, and in accordance with the relevant laws and regulations of the People’s Republic of China.

Article 1	Article 2.4 of the Investment Agreement shall be revised as follows:

“The parties agree that the Equity Transfer Price of RMB36 million required to be paid by Noah to the Designated Party pursuant to this Agreement and its exhibits will be settled in three installments: the first installment of RMB25 million will be paid by Noah to the Designated Party within 10 business days after the Completion Date for the Equity Transfer and Capital Increase, the second installment of RMB1 million will be paid by Noah to the Designated Party within 10 business days after the satisfaction or waiver of all the conditions for completion to be delayed for performance as approved by Noah in writing, and the third installment of RMB10 million will be adjusted in the following manner, subject to the profits before taxation of Wentai Education for 12 months during the period from July 1, 2010 and June 30, 2011 (the “Valuation Adjustment Period”): the Original Shareholders expect the profits before taxation of Wentai Education during the Valuation Adjustment Period to be RMB17 million (the “Expected Valuation Adjustment Value”). If, during the Valuation Adjustment Period, the actual profits before taxation of Wentai Education (the “Actual Valuation Adjustment Value”, which will be calculated under the PRC GAAP and must be audited and confirmed by an accounting firm with the qualification to conduct an audit for listed companies as designated by Noah) is lower than the Expected Valuation Adjustment Value, the amount of the third installment of the Equity Transfer Price shall be adjusted according to the following formula: Third Installment of the Equity Transfer Price = RMB10 million – [(Expected Valuation Adjustment Value – Actual Valuation Adjustment Value) x 2]; if the Actual Valuation Adjustment Value equals to or is greater than the Expected Valuation Adjustment Value, the third installment of the Equity Transfer Price (RMB10 million) shall be paid in full to the Designated Party within 10 business days after the release of the financial statements of Wentai Education for the financial year of 2011 and the repayment by Du Qicai of a loan from Noah under Article 4.13 hereof, totalling RMB10 million. Otherwise, the third installment of the Equity Transfer Price will be paid to the Designated Party after the adjustment pursuant to this Article.”

Article 2	The Equity Transfer and Capital Increase Agreement set forth in Exhibit 1 “Documents Submitted by Wentai Education for Approval” shall be revised. The revised Equity Transfer and Capital Increase Agreement is set out in an exhibit to this Supplemental Agreement (II).

Article 3	This Supplemental Agreement (II) is an integral part of the Investment Agreement.

Article 4	Unless otherwise herein agreed, the defined terms used in this Supplemental Agreement (II) shall have the same meaning as those used in the Investment Agreement and the Supplemental Agreement (I) thereto.

Article 5	Other provisions of the Investment Agreement and the Supplemental Agreement (I) thereto shall remain unchanged.

Article 6	This Supplemental Agreement (II) shall become effective once it is signed by the parties.

Article 7	This Supplemental Agreement (II) is executed in 12 originals. Noah shall keep 2 originals, the Original Shareholders and Wentai Education shall keep 5 originals, Xu Dong shall keep 1 original and the remaining 4 originals shall be submitted for approval. All of them shall have the same legal effect.
(The remainder of this page is intentionally left blank.)

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (II) to the Investment Agreement for Noah.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (II) to be duly executed by their respective duly authorized representatives on the day first above written.
Noah Educational Technology (Shenzhen) Co., Ltd. (Chop)
[Chop of Noah Educational Technology (Shenzhen) Co., Ltd. is affixed]

Authorized Representative:	/s/

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (II) to the Investment Agreement for Wentai Education.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (II) to be duly executed by their respective duly authorized representatives on the day first above written.
Shenzhen Wentai Education Industry Development Co., Ltd. (Chop)
[Chop of Shenzhen Wentai Education Industry Development Co., Ltd. is affixed]

Authorized Representative:	/s/

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (II) to the Investment Agreement for the Original Shareholders.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (II) to be duly executed by their respective duly authorized representatives on the day first above written.

Du Qicai

/s/ Qicai Du

He Yuzhang

/s/ He Yuzhang

Liang Xing

/s/ Liang Xing

Yin Ming

/s/ Yin Ming

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (II) to the Investment Agreement for Xu Dong.]
IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement (II) to be duly executed by their respective duly authorized representatives on the day first above written.

Xu Dong

/s/ Xu Dong

Exhibit:
Equity Transfer and Capital Increase Agreement